April 2004

Dear Stockholder:

We have recently learned of another offer that you may be receiving from Madison Liquidity Investors, LLC to purchase your shares in Inland Real Estate Corporation for $10 per share.  Madison made a similar offer to our shareholders in February of this year and is using the same shareholder list for this mailing. We believe the price offered by Madison is inadequate and urge you to not tender your shares.

We are responsible for assuring that you receive the material facts necessary for you to make an informed investment decision.  This offer, known as a “mini-tender” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself.  We believe Madison’s offer fails to comply with the rules and guidelines applicable to these offers.

Additionally, as mentioned in our March distribution cover letter, the Company’s board of directors has authorized us to seek a listing of our shares on the New York Stock Exchange.  We have recently been informed that the NYSE Listing and Compliance Committee has cleared us to file an Original Listing Application.  We anticipate that our shares will begin trading on the NYSE on June 9, 2004. We believe that our shares will trade at a higher price than the price offered by Madison.

Further, if you accept Madison’s offer, you will lose all dividends paid after April 20, 2004, and will be charged a $50 transfer fee.

We believe that Madison has also failed to provide you with the important procedural safeguards associated with tender offers for which filings are required by the Securities and Exchange Commission.  Specifically, if you tender to Madison, you will not have the right to withdraw your shares. Under SEC rules, you should be able to withdraw at any time until closing of the tender offer. Also, Madison’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts. Please be aware that you are not required to tender your shares to Madison and that we again urge you to not tender your shares.

In evaluating Madison’s offer, you should also consult the publication of the Securities and Exchange Commission entitled, “Mini-Tender Offer Tips for Investors”, which is included with this letter and is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.  If you do decide to tender and Madison accepts, we will only accept a request for transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with the terms of our organizational documents.

If you have any questions or would like additional information, please call Investor Services at (888) 331-4732 (toll-free).

Sincerely,

INLAND REAL ESTATE CORPORATION

/s/ ROBERT D. PARKS

Robert D. Parks
Chairman of the Board, President and Chief Executive Officer